UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On December 22, 2009, SandRidge Energy, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) reporting, among other things, that it and SandRidge Exploration and Production, LLC, a wholly-owned subsidiary of the Company, had completed the acquisition of certain oil and gas properties located in the Permian Basin (“Acquired Properties”) from Forest Oil Corporation and one of its subsidiaries for approximately $800.0 million. The purchase price was financed with the proceeds from the issuance of 8.75% Senior Notes due 2020, the placement of 2,000,000 new shares of 6.0% convertible perpetual preferred stock, and the public offering of 25,600,000 shares of the Company’s common stock. The Company is filing this form 8-K/A to provide the financial statements required by this Item 2.01 with respect to the Acquired Properties.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Statements of Revenues and Direct Operating Expenses of Acquired Properties for the year ended December 31, 2008 (audited) and for the nine month periods ended September 30, 2009 and 2008 (unaudited) and related notes are filed as Exhibit 99.1 to this report and incorporated herein by this reference.

(b)	Pro Forma Financial Information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2009, Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008 and the nine month period ended September 30, 2009, the related notes and Unaudited Pro Forma Supplemental Oil and Gas Disclosures as of December 31, 2008 showing the pro forma effects of the Company’s acquisition of the Acquired Properties are filed as Exhibit 99.2 to this report and incorporated herein by this reference.

(d)	Exhibits:

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Financial Statements of Business Acquired.

99.2	Pro Forma Financial Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: March 8, 2010	By:	/s/ Dirk M. Van Doren
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer

Exhibit Index

No.	Description

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Financial Statements of Business Acquired.

99.2	Pro Forma Financial Information.